As filed with the Securities and Exchange Commission on March 29, 2012

Registration No. 333-174910

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FREDERICK’S OF HOLLYWOOD GROUP INC.

(Exact Name of Registrant as Specified in Its Charter)

New York (State or Other Jurisdiction of Incorporation or Organization)	13-5651322 (I.R.S. Employer Identification No.)

6255 Sunset Boulevard

Hollywood, CA 90028

(Address of Principal Executive Offices, including Zip Code)

2010 LONG-TERM INCENTIVE EQUITY PLAN

(Full Title of the Plans)

Thomas Rende

Chief Financial Officer

Frederick’s of Hollywood Group Inc.

6255 Sunset Boulevard

Hollywood, CA 90028

(323) 466-5151

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

with a copy to:

David Alan Miller, Esq.

Jeffrey M. Gallant, Esq.

Graubard Miller

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

(212) 818-8800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

EXPLANATORY NOTE

Under cover of this post-effective amendment to the Registration Statement on Form S-8 registering shares of common stock of Frederick’s of Hollywood Group Inc. for offer under the Frederick’s of Hollywood Group Inc. 2010 Long-Term Incentive Equity Plan (File No. 333-174910) filed with the Securities and Exchange Commission on June 15, 2011 (the “2010 Plan S-8”), we are filing a supplement to our reoffer prospectus, which was originally filed with the 2010 Plan S-8. In accordance with Instruction C to Form S-8, this supplement to the resale prospectus updates the list of Selling Shareholders and their respective amounts of shares eligible for resale under the resale prospectus. Our reoffer prospectus, as supplemented herein, has been prepared pursuant to Instruction C of Form S-8, in accordance with the requirements of Part I of Form S-3 under the Securities Act of 1933, as amended, and may be used for reoffers and resales of shares which are deemed to be “control securities” under the Securities Act of 1933, as amended (“Securities Act”) that have been acquired by the selling shareholders named in the reoffer prospectus.

Except as specifically updated herein, the 2010 Plan S-8 is incorporated by reference herein. References in this Registration Statement, and the prospectus which is a part hereof, to Frederick’s, “we,” “our” and “us” refer to Frederick’s of Hollywood Group Inc. and its subsidiaries.

SUPPLEMENT TO

REOFFER PROSPECTUS

FREDERICK’S OF HOLLYWOOD GROUP INC.

1,460,000 SHARES OF COMMON STOCK

This supplement to the reoffer prospectus relates to the reoffer and resale from time to time of up to 1,460,000 shares of common stock (the “Shares”) of Frederick’s of Hollywood Group Inc. (the “Company”) that have been or may be acquired pursuant to awards granted under the Frederick’s of Hollywood Group Inc. 2010 Long-Term Incentive Equity Plan (the “Plan”) by certain individuals described in the section of this prospectus entitled “Selling Shareholders” (collectively referred to as the “Selling Shareholders”), who are deemed to be our affiliates as that term is defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”).

Our common stock is traded on the NYSE Amex under the symbol “FOH.” The last reported sale price of our common stock on the NYSE Amex on March 26, 2012 was $0.30 per share.

The securities offered hereby involve a high degree of risk. See “Risk Factors” on page 4 of the 2010 Plan S-8, as well as the risk factors relating to our business that are incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended July 30, 2011.

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING THE OFFERING AND SALE OF PREVIOUSLY ISSUED SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities discussed in the prospectus, nor have they determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 29, 2012.

SELLING SHAREHOLDERS

The following table provides certain information with respect to the selling shareholders’ beneficial ownership of our common stock as of March 26, 2012 and as adjusted to give effect to the sale of all of the shares offered by this prospectus. Except as otherwise indicated, the number of shares reflected in the table has been determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under this rule, each selling shareholder is deemed to beneficially own the number of shares issuable upon exercise of stock options it holds that are exercisable within 60 days from the date of this prospectus. However, for purposes of presentation, we have included the full amount of shares that underlie stock options in the number of shares beneficially owned by the individuals holding the stock options even though such stock options may not be exercisable within 60 days. Additionally, for purposes of presentation, with respect to the shares being registered by this prospectus, it is assumed that the selling shareholders will exercise all of the stock options and then resell all of the shares received as a consequence of their exercise. Unless otherwise indicated, each of the selling shareholders possesses sole voting and investment power with respect to the securities shown.

The Selling Shareholders are persons who hold awards granted from time to time pursuant to the Plan. Information regarding the Selling Shareholders, including their identities and the number of shares offered for resale, may change from time to time and any changed information will be set forth in a prospectus supplement to the extent required.

The percentage of beneficial ownership before the offering indicated below is based on 38,927,794 shares of our common stock outstanding on March 26, 2012.

		Beneficial Ownership Before Offering			Shares Offered	Beneficial Ownership After Offering
Selling Shareholder	Position	Shares		Percent	Hereby	Shares	Percent
Thomas J. Lynch	Chairman and Chief Executive Officer	1,729,500	(1)	4.3%	845,000	884,500	2.2%
Donald Jones	President and Chief Operating Officer	290,000	(2)	*	290,000	-	-
Thomas Rende	Chief Financial Officer	656,720	(3)	1.7%	105,000	551,720	1.4%
Peter Cole	Director	673,112	(4)	1.7%	55,000	618,112	1.5%
John Eisel	Director	240,333	(5)	*	55,000	185,333	*
William F. Harley	Director	246,059	(6)	*	55,000	191,059	*
Milton J. Walters	Director	181,782	(7)	*	55,000	126,782	*

____________________________

*	Less than one percent.

(1)	Includes (a) 360,000 shares of common stock issuable upon exercise of currently exercisable options granted under the 1988 Non-qualified Stock Option Plan and (b) 771,500 shares of common stock issuable upon exercise of options granted under the 2010 Long-Term Incentive Equity Plan, of which 235,166 shares are currently exercisable or exercisable within 60 days of March 26, 2012.

(2)	Includes 192,000 shares of common stock issuable upon exercise of options granted under the 2010 Long-Term Incentive Equity Plan, of which 14,000 shares are currently exercisable or exercisable within 60 days of March 26, 2012.

(3)	Includes (a) 133,450 shares of common stock held jointly with Mr. Rende’s spouse, (b) 1,650 shares of common stock owned by Mr. Rende’s spouse, (c) 212,500 shares of common stock issuable upon exercise of options granted under the 1988 Non-qualified Stock Option Plan, of which 137,500 shares are currently exercisable or exercisable within 60 days of March 26, 2012, (d) 78,750 shares of common stock issuable upon exercise of currently exercisable options granted under the 2000 Performance Equity Plan and (e) 73,500 shares of common stock issuable upon exercise of options granted under the 2010 Long-Term Incentive Equity Plan, of which 36,166 shares are currently exercisable or exercisable within 60 days of March 26, 2012.

(4)	Includes (a) 103,168 shares of common stock held by Performance Enhancement Partners, LLC, (b) 162,500 shares of common stock issuable upon exercise of currently exercisable options granted to Performance Enhancement Partners, LLC under the 2000 Performance Equity Plan and (c) 38,500 shares of common stock issuable upon exercise of options granted to Performance Enhancement Partners, LLC under the 2010 Long-Term Incentive Equity Plan, of which 18,666 are currently exercisable or exercisable within 60 days of March 26, 2012. Peter Cole, as sole member of Performance Enhancement Partners, has voting and dispositive power over these shares.

(5)	Includes (a) 6,000 shares of common stock issuable upon exercise of currently exercisable options granted under the 2000 Performance Equity Plan and (b) 38,500 shares of common stock issuable upon exercise of options granted under the 2010 Long-Term Incentive Equity Plan, of which 18,666 are currently exercisable or exercisable within 60 days of March 26, 2012.

(6)	Includes 38,500 shares of common stock issuable upon exercise of options granted under the 2010 Long-Term Incentive Equity Plan, of which 18,666 are currently exercisable or exercisable within 60 days of March 26, 2012.

(7)	Includes (a) 83,633 shares of common stock held by Sagebrush Group, Inc., (b) 31,170 shares of common stock issuable upon exercise of currently exercisable options granted to Mr. Walters under the 2003 Employee Equity Incentive Plan and (c) 38,500 shares of common stock issuable upon exercise of options granted to Sagebrush Group, Inc. under the 2010 Long-Term Incentive Equity Plan, of which 18,666 are currently exercisable or exercisable within 60 days of March 26, 2012. Milton Walters, as the sole shareholder of Sagebrush Group, Inc. has voting and dispositive power over the shares held by Sagebrush Group, Inc.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by us with the SEC are incorporated by reference in this Registration Statement:

•	Annual Report on Form 10-K for the fiscal year ended July 30, 2011, filed with the SEC pursuant to Section 13(a) of the Exchange Act;

•	Quarterly Report on Form 10-Q for the quarters ended October 29, 2011 and January 28, 2012, filed with the SEC pursuant to Section 13(a) of the Exchange Act;

•	Proxy Statement, dated November 28, 2011;

•	Current Report on Form 8-K, dated November 30, 2011, filed with the SEC on December 2, 2011;

•	Current Report on Form 8-K, dated December 13, 2011, filed with the SEC on December 14, 2011;

•	Current Report on Form 8-K, dated January 11, 2012, filed with the SEC on January 13, 2012;

•	Current Report on Form 8-K, dated February 3, 2012, filed with the SEC on February 7, 2012;

•	Current Report on Form 8-K, dated February 9, 2012 filed with the SEC on February 14, 2012;

•	Current Report on Form 8-K, dated March 13, 2012, filed with the SEC on March 14, 2012; and

•	The description of our common stock contained in our Registration Statement on Form S-14 (File No. 2-70365), filed pursuant to Section 12(b) of the Exchange Act, including any amendment(s) or report(s) filed for the purpose of updating such description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, is deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective date of filing of such documents. Any statement contained in a document incorporated by reference in this Registration Statement is modified or superseded for all purposes to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that is incorporated by reference modifies or replaces such statement.

Item 4. Description of Securities.

Our common stock is registered under Section 12(b) of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our certificate of incorporation provides that we shall, to the fullest extent permitted by Article 7 of the New York Business Corporation Law (“NYBCL”), indemnify any and all persons whom we shall have power to indemnify under said Article.

Section 722(a) of the NYBCL provides that a corporation may indemnify any person made, or threatened to be made, a party to any action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

Section 722(c) of the NYBCL provides that a corporation may indemnify its directors and officers in relation to an action by or in the right of the corporation to procure a judgment in its favor in similar circumstances to those described in the preceding paragraph against amounts paid in settlement and reasonable expenses, including attorney’s fees, actually and necessarily incurred by him or her in connection with the defense or settlement of such action, except that no indemnification shall be made in respect of a threatened action, or a pending action which is settled or otherwise disposed of, or any claim, issue or matter as to which such person is adjudged liable to the corporation unless a court determines upon application that an indemnity is proper in view of all of the circumstances of the case.

Section 721 of the NYBCL provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or by-laws or by a duly authorized resolution of its shareholders or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action, or that such director or officer personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 723 of the NYBCL specifies the manner in which payment of indemnification under Sections 722 and 721 of the NYBCL may be authorized by the corporation. It provides that a corporation shall indemnify a person who has been successful, on the merits or otherwise, in defending an action described in Section 722. In other circumstances, unless ordered by a court upon application of a director or officer under Section 724 of the NYBCL, indemnification as described above may only be made if it is authorized in each specific case. The board of directors can authorize indemnification, either acting as a quorum of disinterested directors based upon a determination that the applicable standard of conduct has been met or that indemnification is proper under the NYBCL, or based upon an opinion by independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct has been met, or if the shareholders find that the applicable standard of conduct has been met.

Section 726 of the NYBCL permits the purchase and maintenance of insurance to indemnify (1) the corporation for any obligation which it incurs as a result of the indemnification of directors and officers under sections outlined above, (2) directors and officers in instances in which they may be indemnified by the corporation under such sections, and (3) directors and officers in instances in which they may not otherwise be indemnified by the corporation under such sections, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State superintendent of insurance, for a retention amount and for co-insurance.

In addition, Section 402(b) of the NYBCL provides that a corporation’s Certificate of Incorporation may include a provision eliminating or limiting the personal liability of its directors to the corporation or its shareholders for damages for any breach of duty in such capacity, except liability if a judgment or final adjudication establishes that the director’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the NYBCL or liability if the act or omission occurred prior to the adoption of a provision authorized by this section. Our certificate of incorporation contains a provision explicitly authorizing a limitation on such liabilities as permitted by Section 402(b).

Pursuant to employment agreements with four of our employees, including our three named executive officers, we are obligated to indemnify such employee and hold each of them harmless against all costs, expenses (including, without limitation, fines, excise taxes and reasonable attorneys’ fees) and liabilities (other than settlements to which we do not consent, which consent shall not be unreasonably withheld) (collectively, “Losses”) reasonably incurred by the employee in connection with any claim, action, proceeding or investigation brought against or involving the employee with respect to, arising out of or in any way relating to the employee’s employment with us or the employee’s service as our officer; provided, however, that we are not required to indemnify the employee for Losses incurred as a result of the employee’s intentional misconduct or gross negligence (other than matters where the employee acted in good faith and in a manner the employee reasonably believed to be in and not opposed to our best interests). We also agreed to advance any and all expenses (including, without limitation, the fees and expenses of counsel) reasonably incurred by the employee in connection with any such claim, action, proceeding or investigation, provided the employee first enters into an appropriate agreement for repayment of such advances if indemnification is found not to have been available.

We maintain a directors’ and officers’ insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions, none of which apply to this offering.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	2010 Long-Term Incentive Equity Plan*

5.1	Opinion of Graubard Miller*

23.1	Consent of Independent Registered Public Accounting Firm (Mayer Hoffman McCann CPAs (The New York Practice of Mayer Hoffman McCann P.C.)) (incorporated by reference to Exhibit 23.1 filed with the Company’s Form 10-K for the year ended July 30, 2011 filed with the SEC on October 28, 2011)

23.2	Consent of Graubard Miller (included in Exhibit 5.1)*

24.1	Power of Attorney*

*Previously filed.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the registration of the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 29th day of March, 2012.

FREDERICK’S OF HOLLYWOOD GROUP INC.

By:	/s/ Thomas J. Lynch
Name: Thomas J. Lynch Title: Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

By:	/s/ Thomas J. Lynch	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
	Thomas J. Lynch		March 29, 2012

By:	/s/ Thomas Rende	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
	Thomas Rende		March 29, 2012

By:	*
	Peter Cole	Director	March 29, 2012

By:	*
	John Eisel	Director	March 29, 2012

By:	*
	William F. Harley	Director	March 29, 2012

By:	*
	Milton J. Walters	Director	March 29, 2012

*By:	/s/ Thomas J. Lynch
Name:	Thomas J. Lynch
Title:	Attorney-in-Fact